EXHIBIT 10.3

MARKETING SUPPORT
AND
WHOLESALER AGREEMENT

This agreement (the “Agreement”), is made and entered into as of the 25th day of May, 2006 by and between CS Financing Corporation, a Delaware Corporation, having its principal offices at 45 San Clemente, Suite B210, Corte Madera, CA 94925 (“Issuer”), and Financial Product Distributors, LLC (“FPD” or “Wholesaler”), a Delaware limited liability company having its principal offices at 1050 Winter St., Suite 1000, #1078, Waltham, MA 02451, in order to establish the terms under which the Wholesaler will assist the Issuer in distributing the Issuer’s $100,000,000, 5 year, 10%  notes offering (the “Notes”) by (1) organizing a competent group to distribute the Notes (the “Selected Dealer Group”) and (2) referring the Notes to registered representatives of the firms in the Selected Dealer Group (the “RR’s”) and be compensated by the Issuer for such activities.

NOW, THEREFORE, in consideration of their mutual promises, the Issuer and FPD agree as follows:

1.                                       Scope. The Issuer authorizes FPD and its employees (each a “Wholesaler”), to (1) contact broker/dealers for the purpose of soliciting their participation in the Selected Dealer Group which will distribute the Notes and (2) refer the Notes to the  RR’s of the firms in the Selected Dealer Group for the purpose of acting as a wholesaler for the Notes. FPD shall have the exclusive right to wholesale the Notes to the RR’s.

2.                                       Wholesaler Obligations.

2.1.                              Best Efforts. FPD will use its best efforts (1) to organize the Selected Dealer Group and (2) to educate the RR’s about the Notes. It is expected that the RR’s will direct appropriate amounts of client assets to the purchase of the Notes. FPD represents and warrants that it will maintain adequate facilities and properly trained personnel for these purposes. FPD also understands that membership in the Selected  Dealership Group must be approved in advance by the Issuer.

2.2.                              Guidelines. FPD agrees to comply with the Issuer’s written guidelines with respect to promoting the Notes, including but not limited to guidelines with respect to sales literature and other promotional material (“Sales Material”). Such guidelines include the following:

(a)                                  FPD shall not make any representation on behalf of the Issuer other than the information or representations contained in materials provided by the Issuer, except with the permission of the Issuer.

(b)                                 FPD will only use Sales Material supplied by the Issuer and approved by the WFG Investments Compliance Department.

(c)                                  FPD will comply with all applicable federal and state securities laws.

3.                                       Wholesaler Fees. The Issuer will pay fees to FPD pursuant to Schedule A, which is incorporated herein by reference.

4.                                       Term. This Agreement shall be in effect for a period of one (1) year from its date of acceptance and shall renew automatically for successive one (1) year periods unless terminated as provided under Section 5.

5.                                       Termination.

5.1.                              Either party may terminate this Agreement upon thirty (30) days prior written notice.

5.2.                              Each party reserves the right to terminate this Agreement upon five (5) days prior notice if it is believed that the other party has materially violated any provisions hereof unless such apparent violation is corrected within 30 days of notice without penalty to the party giving notice.

5.3.                              In the event of termination of this Agreement the Issuer will continue to make payments to FPD as provided in Schedule A.

6.                                       Assignment. Neither party may assign this Agreement without the prior written consent of the other party.

7.                                       Miscellaneous.

7.1.                              Independent Contractor. FPD’s relationship hereunder shall be that of an independent contractor and not that of an agent, representative or employee of the Issuer and FPD shall have no power to bind the Issuer or contract in the Issuer’s name.

7.2.                              Compliance with Laws. The Issuer and FPD shall comply with all material laws, rules and regulations applicable to them in connection with the performance of each of their respective obligations under this Agreement, or applicable to the performance of each of their respective businesses.

7.3.                              Notices. All communications pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier or overnight delivery service), mailed by first-class, registered or certified mail, return receipt requested, addressed as follows:

If to FPD:	Financial Product Distributors, LLC Attention: Arnold D. Scott, CEO 1050 Winter St., Suite 1000, #1078 Waltham, MA 02451

If to the Issuer:	CS Financing Corporation Attention: Timothy R. Redpath 45 San Clemente, Suite B210 Corte Madera, CA 94925

7.4.                              Expenses. The Issuer shall pay its own expenses. The Issuer shall reimburse FPD for it’s out of pocket expenses incident to this Agreement (also, see Schedule A, paragraph A). All expenses shall be approved by the Issuer in advance, in writing. All expenses will be billed monthly. Payment will be made within 15 days after billing.

7.5.                              Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters contemplated herein and supersedes all prior oral and written memoranda and agreements with respect to the matters contemplated herein.

7.6.                              Counterparts. This Agreement may be signed in various counterparts, which together shall constitute one in the same agreement.

7.7.                              Amendment and Modification. This Agreement may be modified only in writing signed by the parties hereto.

7.8.                              Arbitration. Any dispute or controversy arising out of this Agreement shall be submitted to binding arbitration pursuant to the rules of the American Arbitration Association. The seat of arbitration shall be San Francisco, CA. The arbitrators shall not alter, amend or modify the terms and conditions of this Agreement but shall consider the pertinent facts and circumstances and shall be guided by the terms and conditions of this Agreement which shall be binding on them in resolving any dispute or controversy hereunder.

7.9.                              Choice of Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes and resolutions relating thereto shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed on their behalf, as of the date above written.

Signatures:

FINANCIAL PRODUCTS DISTRIBUTORS, LLC

By:  s/Arnold D. Scott
Name (Print) Arnold D. Scott
Its CEO

CS FINANCING CORPORATION

By
Name (Print)
Its

SCHEDULE A

WHOLESALER AGREEMENT FEE SCHEDULE

A.                                   COMMISSION ADVANCE:

The Issuer will pay FPD a refundable advance against future commissions in an amount equal to $50,000. Such advance will be paid $15,000 upon execution of this Agreement, $15,000 on June 5, 2006, $10,000 thirty days thereafter and $10,000 sixty days thereafter. This advance will cover all compensation and expenses for FPD to secure the Selected Dealer Group. At the termination of this Agreement any advance not offset by commissions earned pursuant to Paragraph B hereof will be refunded.

B.                                     COMMISSIONS:

The Issuer agrees to pay FPD through an independent Registered Broker/Dealer through which FPD’s employees or independent contractors are registered with the NASD. As of the date of this Schedule, the independent Registered Broker/Dealer is WFG Investments, Inc.

The Issuer will pay FPD a commission on the face amount of the Notes sold in this underwriting as follows:

       1% on the first $15 million sold,
                1 1/8% on 15 million to 25 million,
                1 1/4% on 25 million to 50 million,
                1 3/8% on 50 million to 75 million and
                1 1/2% on 75 million to 100 million.

FPD acknowledges that the Issuer may limit its acceptance of subscriptions in any manner it deems prudent in order to provide for the timely use of subscriber funds and may reject any subscriptions for any reason, and FDP agrees that any such rejection of a subscription obtained by FDP or by the Selected Dealer Group shall be deemed not to be a sale made by FPD or by the Selected Dealer Group. All subscriber’s checks shall be made payable to the Issuer and shall be forwarded to the Issuer’s trustee in accordance with applicable NASD regulations by noon of the next business day after receipt by FDP or the Selected Dealer Group.

C.                                     PAYMENT OF COMMISSIONS:

All FPD wholesalers are, and will continue to be, registered with the NASD through WFG. Therefore, until further written notice, Issuer should make all commission payments payable and deliverable, along with identifying detail, as follows:

Pay to:                           WFG Investments, Inc. (FBO FPD)

Send to:        WFG Investments, Inc
                                Attention:  Commission Department
                                12221 Merit Drive, Suite 300, Dallas, TX  75251

WFG’s NASD/CRD number is 22704 and its Tax Id number is 75-22378601

D.                                    POST-TERMINATION PAYMENTS:

Except as noted otherwise in Section 5, the Issuer will continue to make payments after the termination of this Agreement with respect to sales of the Notes which can be attributed directly and primarily to the efforts of FPD wholesalers.